UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2025
DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

Virginia	0-25464	26-2018846
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Volvo Parkway
Chesapeake,	Virginia	23320
(Address of principal executive offices)		(Zip Code)

(757) 321-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	DLTR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 4, 2025, the Board of Directors of Dollar Tree, Inc. (the “Company”) appointed Stewart Glendinning, age 59, as Chief Financial Officer of the Company, effective March 30, 2025. Jeffrey A. Davis will continue in his current role as Chief Financial Officer through the filing of the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025 and until Mr. Glendinning assumes the role.

Since January 2025, Mr. Glendinning has served in a senior role focused on enterprise-wide transformation initiatives, including key areas within the Company’s finance organization and the review of strategic alternatives for the Family Dollar business. He previously served in executive roles at Express, Inc., where he served as its Chief Executive Officer from September 2023 to December 2024, and at Tyson Foods, Inc., where he served as Group President, Prepared Foods from October 2022 to September 2023 and as Executive Vice President and Chief Financial Officer from February 2018 to October 2022. Prior to that, Mr. Glendinning held several successive leadership positions at Molson Coors Beverage Company, including as President and CEO of Molson Coors International. Before joining Molson Coors in 2005, Mr. Glendinning worked at KPMG LLP and then The Hackett Group, both professional services companies, where he held various senior audit and consulting roles. Mr. Glendinning also serves on the board of directors of The North West Company Inc. (TSX: NWC). He holds a bachelor’s degree in accounting from the College of William and Mary and a J.D. from the University of Miami.

Mr. Glendinning will receive an annual base salary of $950,000, subject to annual adjustment. Mr. Glendinning will also be eligible for an annual cash incentive bonus under the Company’s management incentive compensation plan, based on performance criteria established by the Compensation Committee of the Company’s Board of Directors. Mr. Glendinning’s target annual cash incentive bonus is 100% of his base salary. Mr. Glendinning will also be eligible to receive an annual equity award in fiscal 2025 with an aggregate value of $3,900,000 consisting of 50% restricted stock units vesting ratably over three years (“RSUs”) and 50% performance-based restricted stock units with three-year cumulative performance metrics based on performance criteria established by the Compensation Committee (“PSUs”).

Further, in consideration of his contributions in connection with the ongoing review of strategic alternatives for Family Dollar, Mr. Glendinning will receive a cash bonus of $250,000, to be paid upon based on achievement of certain performance objectives relating to the review, and a one-time additional equity award with an aggregate value of $975,000 consisting of 50% RSUs and 50% PSUs. Mr. Glendinning will also be eligible to participate in all employee benefit plans and programs generally available to the Company’s associates and officers, including the Company’s medical plans, deferred compensation plan, and the 401(k) plan.

Mr. Glendinning does not have an employment contract with the Company, and his employment will be on an at-will basis. In connection with his employment, Mr. Glendinning and the Company will enter into an executive agreement containing certain restrictive covenants and providing for severance benefits payable upon certain terminations of Mr. Glendinning’s employment with the Company, and will enter into a retention agreement providing a severance payment to Mr. Glendinning under certain circumstances in the event of a termination of employment following a change in control of the Company. Mr. Glendinning and the Company will also enter into the Company’s standard indemnity agreement for directors and officers.

There are no transactions between Mr. Glendinning or any member of his immediate family and the Company, or any of its subsidiaries, that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. In addition, there are no family relationships between Mr. Glendinning and any current director or executive officer of the Company.

Item 7.01. Regulation FD Disclosure.

On March 5, 2025, the Company issued a press release announcing the foregoing appointment and the Company hosting its conference call for investors and analysts on Wednesday, March 26, 2025 at 8 a.m. (Eastern Time) to discuss financial results for the fourth quarter and fiscal year ended February 1, 2025. A copy of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

The information contained in this item is being furnished to the Securities and Exchange Commission. Such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information shall not be deemed incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated March 5, 2025, issued by Dollar Tree, Inc.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOLLAR TREE, INC.

Date: March 5, 2025	By:	/s/ Jonathan B. Leiken
Jonathan B. Leiken
Chief Legal Officer